Exhibit 10.2

THIS CONVERTIBLE PROMISSORY NOTE (THE “NOTE”) AND THE SECURITIES THAT MAY BE ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE (“BLUE SKY LAWS”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF. THIS NOTE AND THE SECURITIES THAT MAY BE ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE BLUE SKY LAWS OR AN APPROPRIATE EXEMPTION REGARDING THE SAME.

HEALTH-RIGHT DISCOVERIES, INC.

CONVERTIBLE PROMISSORY NOTE

$2,500,000	September 29, 2017

FOR VALUE RECEIVED, the undersigned, HEALTH-RIGHT DISCOVERIES, INC., a Florida corporation (the “Company”), hereby promises to pay to the order of HUNTER BURROUGHS (the “Holder”) the principal amount of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000), subject to adjustment as set forth herein, without interest thereon on and subject to the other terms and conditions set forth herein.

1.          Definitions.     In addition to the capitalized terms defined elsewhere in this Note, the following terms have the meanings indicated:

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Rogers, Arkansas are required or permitted to be closed for business.

“Conversion Date” means the date a Conversion Notice is delivered to the Company.

“Conversion Notice” means a written notice in the form attached as Exhibit A hereto.

“Conversion Price” shall mean a price equal to 50% of the average closing price for the Shares as reported by the principal market on which they are traded during the thirty (30) trading days prior to the applicable Due Date, as adjusted from time to time as provided herein.

“Due Date” means each of the first, second, third, fourth and fifth anniversaries of the Original Issuance Date.

“Default Rate” shall mean seventeen percent (17%) per annum.

“Original Issuance Date” means September __ 2017.

“Person” means any individual or entity.

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“Principal Amount” means Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000), subject to adjustment as set forth in Section 3.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s common stock, par value $0.001.

“Subsidiaries” means Common Compounds, Inc., an Arkansas corporation (“CCI”) and EZpharmaRX, LLC, an Arkansas limited liability company (“EZRX”), which are wholly-owned subsidiaries of the Company.

2.         Payment of Principal Amount; Adjustments to Principal Amount; Subordination; Prepayment.

(a)       Subject to prepayment or conversion as provided for elsewhere in this Note, the Company shall pay to the Holder the Principal Amount, without interest thereon (except after an Event of Default), in five (5) equal annual installments of Five Hundred Thousand and No/100 Dollars ($500,000), on each Due Date. Payments of the Principal Amount hereunder shall be paid in lawful money of the United States of America in immediately available federal funds or the equivalent at the address of the Holder set forth in Section 6 or at such other address as the Holder may designate to the Company in writing. Upon payment in full of the Principal Amount, the Holder shall surrender this Note to the Company for cancellation.

(b)       Notwithstanding anything else set forth herein, if the Subsidiaries, on a combined basis, fail to meet the financial target for the year ending December 31, 2017 as set forth on Exhibit A to this Note, then the Principal Amount of this Note shall be reduced to $2,377,400.00, retroactive to the Original Issue Date, and the payment to the Holder on the first Due Date shall equal $377,400.00 (rather than $500,000.00). If the Subsidiaries, on a combined basis, fail to meet the financial target for the year ending December 31, 2018 as set forth on Exhibit A to this Note, the Principal Amount of this Note shall be reduced to $1,887,000 or $2,009,600 (depending upon whether the 2017 financial target was met), retroactive to the Original Issuance Date, and the payment to the Holder on the remaining Due Dates shall equal $377,400.00.

(c)       This Note is the direct obligation of the Company chargeable against all of its property, whatsoever and wheresoever, both present and future, and, if divided into separate Notes, all such Notes shall rank equally and ratably without preference or priority of any of said Notes over any others thereof. Further, this Note, together with any other Notes described in the prior sentence (ranking pari passu as among themselves), shall be subordinated to all senior indebtedness of the Company designated as such now or hereinafter outstanding, including, without limitation, up to $5,000,000 in principal amount of senior secured convertible indebtedness incurred by the Company from GPB Debt Holdings II, LLC, contemporaneously with the issuance of this Note by the Company in favor of the Holder on the Original Issuance Date.

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(d)       The Principal Amount of this Note may be prepaid by the Company, in whole or in part, without the written consent of the Holder.

3.       Conversion into Shares.

(a)       Upon each Due Date, the Holder, at his sole option, may elect to convert the annual installment of the Principal Amount then due under the Note into Shares at the then applicable Conversion Price. The Holder shall have the sole option to convert the annual installment of the Principal Amount then due under the Note into Shares if the applicable Conversion Price is Two and No/100 Dollar ($2.00) or more. The Holder and the Company must mutually agree in writing in order for the Holder to convert the annual installment of the Principal Amount then due under the Note into Shares if the applicable Conversion Price is less than Two and No/100 Dollar ($2.00).

(b)       The Holder shall effect conversions under this Section 3(a) by delivering to the Company a conversion notice in substantially the form of Exhibit A attached hereto (the “Conversion Notice”).

(c)       The Company covenants that it will at all times reserve and keep available enough of its Shares for the purpose of enabling it to issue Shares as required hereunder (taking into account the adjustments set forth in Section 5) and keep the same free from preemptive rights or any other contingent purchase rights of Persons other than the Holder. The Company covenants that all Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized and issued and fully paid and nonassessable.

4.          Mechanics of Conversion.

(a)       Upon conversion of any payment pursuant to this Note, the Company shall, as soon as practicable (but in no event later than five (5) Business Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for DWAC electronic transfer of the Shares or DWAC electronic transfer (if available) of the Shares issuable upon such conversion, with such restrictive legends as required by the Company pursuant to the Securities Act. The Holder, or any Person so designated by the Holder to receive Shares, shall be deemed to have become holder of record of such Shares as of the Conversion Date.

(b)       The Company’s obligations to issue and deliver Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Shares.

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(c)       The Company shall not issue or cause to be issued fractional Shares on conversion of this Note. If any fraction of a Share would, except for the provisions of this Section 4(c), be issuable upon conversion of this Note, the number of Shares to be issued will be rounded up to the nearest whole share.

5.          Certain Adjustments.          The Conversion Price is subject to adjustment from time to time as set forth in this Section 5.

(a)          Stock Dividends and Splits.  If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Shares or otherwise makes a distribution on any class of capital stock that is payable in Shares; (ii) subdivides outstanding Shares into a larger number of Shares; or (iii) combines outstanding Shares into a smaller number of Shares, then in each such case the Conversion Price shall be appropriately and equitably adjusted to reflect such event. Any adjustment made pursuant to Section 5(a)(i) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to Section 5(a)(ii) or Section 5(a)(iii) shall become effective immediately after the effective date of such subdivision or combination.

(b)          Adjustment for Other Dividends and Distributions.          If the Company shall at any time or from time to time after the date hereof, make or issue or set a record date for the determination of holders of Shares entitled to receive a dividend or other distribution payable in other than Shares, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of Shares receivable thereon, the number of securities of the Company or other issuer (as applicable) which they would have received had this Note been converted into Shares on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Note, provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this Section 5(b) as of the time of actual payment of such dividends or distributions.

(c)       Adjustments for Reclassification, Exchange or Substitution. If the Shares issuable upon conversion of this Note at any time or from time to time after the date hereof shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in this Section 5), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of Shares into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

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(d)          Calculations.  All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(e)          Notice of Adjustments.          Upon the occurrence of each adjustment pursuant to this Section 5, the Company, at its expense, will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

(f)          No Impairment.          The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, impair the rights of Holder or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times act in good faith and assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

(g)          Notice of Corporate Events.          If the Company: (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Shares, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company; (ii) authorizes or approves, enters into any agreement contemplating, or solicits shareholder approval for, any merger, consolidation or similar transaction in which the Company is not the surviving entity; or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least ten (10) Business Days prior to the applicable record or effective date on which a Person would need to hold Shares in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction.

6.          Notices.          Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing, shall be delivered by nationally recognized overnight courier and shall be deemed given and effective upon receipt.

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The address for such notices and communications shall be as follows:

If to the Company:	18851 N.E. 29th Avenue
Suite 700
Aventura, FL 33180
Attention: President

If to the Holder:	P.O. Box 1784
Bentonville, Arkansas 72712
Attention: Mr. Hunter Burroughs

or such other address as may be designated in writing hereafter, in the same manner, by the Company or the Holder.

7.             Default and Remedies.

(a)           An “Event of Default” under this Note shall mean the occurrence of any of the following events:

●          If the Company shall fail to make within ten (10) Business Days after a Due Date or upon acceleration of this Note, payment of the Principal Amount then due;

●          The Company shall fail to observe or perform any covenant or agreement contained in this Note which failure is not cured, if possible to cure, within ten (10) Business Days after notice to the Company of such default sent by the Holder or by any other Holder;

●          The sale of substantially all the assets of either of the Subsidiaries and/or the Company; or

●          The commencement by the Company of any bankruptcy, insolvency, receivership or similar proceedings under any federal or applicable state law; or the commencement against the Company of any bankruptcy, insolvency, receivership or similar proceeding under any federal or applicable state law by creditors of the Company or other similar law of any jurisdiction, provided, that such proceeding shall not be deemed an Event of Default if such proceeding is dismissed within thirty (30) days of commencement.

(b)       Upon and during the continuation of an Event of Default, (i) the Holder may declare the outstanding Principal Amount immediately due and payable; (ii) such unpaid Principal Amount shall accrue interest at the Default Rate commencing upon the date the Event of Default occurs (after the expiration of the grace and cure periods set forth above) until paid in full; (iii) and such amounts shall be collectible immediately or at any time after such Event of Default. The rights and remedies provided by this Note shall be cumulative, and shall be in addition to, and not exclusive of, any other rights and remedies available at law or in equity.

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8.            Covenants of Company.

The Company covenants and agrees that, so long as this Note shall be outstanding, it will:

(a)       promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

(b)       do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company as its counsel may advise;

(c)       at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

(d)       keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations; and

(e)       at all times, keep true and correct books, records and accounts.

9.           Assignability.               Neither party may assign this Note without the prior consent of the other party. No such assignment shall constitute a novation or release of the Company of the obligations hereof or from any liability to the Holder.

10.          Usury Laws.               It is the intention of the Company and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to an amount that is the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the principal amount remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount, or if this Note has been repaid, then such excess shall be rebated to the Company.

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11.           Miscellaneous.

(a)       Any amendment hereto or waiver of any provision hereof must be in writing and signed by both the Company and the Holder.

(b)       Wherever in this Note reference is made to the Company or the Holder, such reference shall be deemed to include, as applicable, a reference to their respective permitted successors and permitted assigns, and the provisions of this Note shall be binding upon and shall inure to the benefit of such successors and permitted assigns.

(c)       The captions of the Sections of this Note are inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Note.

(d)       The Company waives presentment, notice and demand, notice of protest, notice of demand and dishonor, and notice of nonpayment of this Note.

(e)       This Note shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

(f)       In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

(g)      THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h)      No delay in the exercise of any right or remedy of any party hereto shall operate as a waiver thereof, and no single or partial exercise of any such right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy.

(i)        It is expressly understood and agreed by the parties hereto that if it is necessary to enforce payment of this Note through the engagement or efforts of an attorney or by suit, the Company shall pay reasonable attorneys’ fees, expenses of counsel, and other costs of collection actually incurred by the Holder.

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(j)       Any payment made on this Note after the occurrence of an Event of Default shall be applied first to costs of collection, then to accrued interest at the Default Rate and the balance to payment of the then outstanding Principal Amount.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

THE COMPANY:

HEALTH-RIGHT DISCOVERIES, INC.

By:	/s/ David Hopkins
David Hopkins, President

ACCEPTED AND ACKNOWLEDGED:

THE HOLDER:

/s/ Hunter Burroughs
Hunter Burroughs

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EXHIBIT A

SUBSIDIARIES FINANCIAL TARGETS

2017 Financial Targets

CCI and EZRX must achieve, on a combined basis, gross revenues of at least $11,071,388.

2018 Financial Targets

CCI and EZRX must achieve, on a combined basis, gross revenues of at least $12,178,526.60.

All gross revenue amounts will be determined in accordance with generally accepted accounting principles consistently applied and shall be consistent with such amounts as reported on the Company’s Tax Returns for such period. The Parties hereby agree that HRD shall make the initial calculation regarding the 2017 and 2018 Financial Targets recited above and shall transmit such calculation to the Shareholder within thirty (30) days prior to the payments due under the Note during 2018 and 2019. The Shareholder has a right to audit such books and records of the Company as he deems fit regarding any such calculation and both HRD and the Company hereby agree to cooperate in full with such audit by providing all applicable documents relating to such gross revenue calculation. In the event of a dispute regarding such calculation, the Parties hereby agree to use the Accountants to resolve such dispute in the same manner as contemplated by Section 1.4 of the Securities Purchase Agreement among the Parties dated August __, 2017. All capitalized terms no otherwise defined in this Note shall have the meanings given to such capitalized terms in the aforesaid Securities Purchase Agreement.

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EXHIBIT B

FORM OF CONVERSION NOTICE

(To be executed by the Holder in order to convert Note)

The undersigned hereby elects to convert the principal amount and accrued by unpaid interest on the Convertible Promissory Note to which this Conversion Notice is attached (the “Note”) into shares of common stock (“Shares”) of Health-Right Discoveries, Inc., a Florida corporation, according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Principal Amount Converted

Conversion Price

Number of Shares to be Issued

Name of the Holder

Signature of the Holder

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